Exhibit 99.1

AXSYS TECHNOLOGIES FIRST QUARTER SALES UP 11%

AND OPERATING INCOME UP 33%

Quarter-End Backlog Increases 21% Over Prior Year Period

ROCKY HILL, CT — April 25, 2007 — Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the first quarter ended March 31, 2007.

First Quarter Financial Highlights — versus fiscal 2006 first quarter

•                  Sales increased 11% to $41.5 million.

•                  Operating income grew 33% to $5.0 million.

•                  Net income grew to $3.0 million from $2.4 million.

•                  Diluted earnings per share increased by $0.05 to $0.27.

•                  Backlog increased 21% to $135.9 million over the end of the first quarter of 2006 and 4% over the end of the previous quarter.

Strong demand for Axsys’ infrared camera and lens products from a variety of defense, surveillance and security customers was the catalyst for year-over-year revenue and backlog growth.   Net income results reflect increased operating leverage, largely at our Nashua facility, partially offset by non-recurring asset impairment charges totaling $255,000.

“Axsys’ impressive first quarter results reflect the business’s overall health, and the increasingly strong position of our Optical Systems Group,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys.  “The company’s year-over-year backlog growth, in particular, gives the management team confidence that our market strategy is sound.”

Segment Sales

(Millions)

	Three Months Ended:
	March 31, 2007	April 1, 2006
Optical Systems Group	$35.5	$30.9
Distributed Products Group	6.0	6.6

The Optical Systems Group, which represented 83% of sales in fiscal 2006, grew by 15% during the quarter compared to the prior year.  Results at the Distributed Products Group were negatively affected by shipment timing issues that are expected to be resolved throughout the remainder of the year.

“The first quarter of 2007 was an unquestionable success for Axsys Technologies,” continued Mr. Bershad. “Not only did we continue to effectively execute on our organic growth plan, but we laid the groundwork that allowed us to complete the strategic Cineflex acquisition which promises exciting new growth opportunities for the company.  We believe that Axsys Technologies is clearly positioned for long-term success.”

Conference Call

Management will conduct a conference call reviewing the financial results on Thursday, April 26, 2007 at 10:00 am Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-800-591-6930 and entering conference pass code 47556584.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense, and high performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida	Geoffrey Ling
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5773
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the acquisition of Cineflex; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2007	April 1, 2006

Sales	$41,541	$37,458
Cost of sales	28,685	25,786
Gross profit	12,856	11,672

Selling, general and administrative expenses	6,749	6,986
Research, development and engineering expenses	1,083	907
Operating income	5,024	3,779

Interest expense	(9)	(17)
Interest income	63	109
Other expense, net	(267)	(20)

Income before income taxes	4,811	3,851
Provision for income taxes	1,828	1,461
Net income	$2,983	$2,390

Basic earnings per share	$0.28	$0.23
Weighted-average basic common shares outstanding	10,657,209	10,619,774

Diluted earnings per share	$0.27	$0.22

Weighted-average diluted common shares outstanding	10,945,641	10,878,399

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,195	$6,044
Accounts receivable — net	23,356	21,321
Inventories — net	47,610	44,229
Income taxes — deferred	3,836	3,675
Prepaid expenses	1,037	994
Other current assets	309	368
TOTAL CURRENT ASSETS	82,343	76,631
PROPERTY, PLANT AND EQUIPMENT — net	23,464	22,860
INTANGIBLE ASSETS — net	9,180	9,507
GOODWILL	62,231	62,231
OTHER ASSETS	1,035	1,116
TOTAL ASSETS	$178,253	$172,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$10,336	$10,895
Accrued expenses and other current liabilities	19,338	18,348
Deferred income	8,976	6,088
TOTAL CURRENT LIABILITIES	38,650	35,331

OTHER LONG-TERM LIABILITIES	5,907	5,826
SHAREHOLDERS’ EQUITY:
Common stock	107	106
Capital in excess of par	99,605	99,111
Retained earnings	34,021	31,977
Treasury stock	(37)	(6)
TOTAL SHAREHOLDERS’ EQUITY	133,696	131,188

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$178,253	$172,345